As of September 30, 2019, Amendment #3
to that certain
Secured Promissory Note As Amended and Restated

On December 28, 2017, Norris Industries, Inc. (formerly known as International Western Petroleum, Inc.) (the "Borrower") entered into a Secured Promissory Note as Amended and Restated (the "Loan Note") in the principle loan amount of $1,550,000 with JBB Partners (the "Holder"), which Loan Note was due and payable together with interest on December 28, 2018, the one year anniversary of the making of the Loan Note. On June 26, 2018, the Holder added a line of credit in the amount of $1,000,000 to the Loan Note, then making the maximum amount due under the Loan Note to be the original principle of $1,550,000 plus any Advances of up to $1,000,000.

The Borrower and the Holder, by this amendment (the "Third Amendment") hereby adds an advance credit arrangement in the amount of $500,000 to previously added advance crdit arrangement under the Loan Note, which when drawn down by the Borrower, will increase the amount due thereon from time to time as additions to the original loan amount of $1,550,000. The amended maximum principle of the Loan Note forthwith will be 2,550,000, of which 1,500,000 will be the advance credit arrangement.

In all other respects the terms of the Loan Note, as amended, remains unchanged. Terms not defined herein have the meanings set forth in the Loan Note.

IN WITNESS WHEREOF, the following provisions of the Loan Note are modified:

Section 1 of the Loan Note is modified as follows in replacement of the current Section 1:

1. <u>Advance and Promise to Pay</u>.

(a) For value received, Norris Industries, Inc., formerly known as International Western Petroleum, Inc., a Nevada corporation (the "Borrower"), promises to pay to JBB Partners, Inc. (the "Holder"), at c/o 409 Terrell Court, New Iberia, La. 70563, or at such other place as the Holder may designate in writing (the "Payment Office"), in lawful money of the United States of America, the principal sum of ONE MILLION FIVE HUNDRED FIFTY THOUSAND DOLLARS ($1,550,000), ***<u>plus</u>*** the sum of all Advances made hereunder, or if such sum is different, the amount then due and owing to the Holder pursuant to the terms hereof, along with interest from the Effective Date (defined below) or in respect of Advances, from the Advance Date (defined below) until the Maturity Date (defined below) or until repayment if earlier than the Maturity Date, at the rates per annum as set forth below and such other unpaid Obligations (defined below) owing from time to time.

(b) Upon the terms and conditions set forth in this Loan Note, on any Advance Notice Date, the Borrower may request an Advance from Holder by the delivery of an Advance Notice; provided, however, that the total amount of Advances hereunder (including any Advances repaid or otherwise satisfied) shall not exceed the Commitment Amount.

(c) At any time during the Commitment Period, the Borrower may deliver an Advance Notice to the Holder, subject to the conditions set forth in this Loan Note. The amount of each individual Advance made pursuant to this Loan Note shall not be more than $100,000 in any thirty (30) day period (the "Advance Limit"), unless otherwise agreed in writing by the Holder. The aggregate amount of all Advances pursuant to this Loan Note shall not exceed the Commitment Amount.

(d) An Advance Notice shall be deemed delivered on the Business Day it is received by facsimile or email by the Holder, if such notice is received prior to 5:00 pm Central Standard Time or the immediately succeeding Business Day if it is received by facsimile or email after 5:00 pm Central Standard Time on a Business Day or at any time on a day which is not a Business Day.

(e) The Holder shall deliver each Advance to the Borrower by wire transfer of immediately available funds on the applicable Advance Date. Within five (5) Business Days of each such Advance Date, the aggregate amount due on this Loan Note will be increased by the Advance, and become part of the principal sum due hereunder, bearing interest as provided herein from the Advance Date until the Maturity Date or repayment date.

(f) The Holder agrees to advance to the Borrower the amount specified in any Advance Notice delivered by the Borrower subject to the following conditions precedent and the other terms and conditions set forth in this Loan Note, each of which may be waived in the discretion of the Holder:

(i) no Event of Default shall have occurred or be continuing, nor shall have any event occurred or condition existed which, with the giving of notice or passing of time or both, would constitute an Event of Default;

(ii) no event of default or breach on the part of the Borrower shall have occurred or be continuing under any other Loan Note between the Borrower and the Holder or any Affiliate of the Holder;

(iii) each of the representations and warranties made by the Borrower pursuant to this Loan Note (or in any amendment, modification or supplement hereto or thereto) shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of the applicable Advance Date;

(iv) the Borrower shall have complied with each and every covenant and other term of the Loan Note applicable to it contained in this Loan Note as of the applicable Advance Date;

(v) not more than thirty (30) days shall have passed since the receipt by the Borrower of a notice of default in connection from any applicable debt holder(s) of the material default of any of any debt obligations which separately or in aggregate have a value in default of more than $50,000;

(vi) the Borrower shall have provided the Holder all information reasonably requested by the Holder regarding the Borrower and the use of proceeds; and

(vii) The Borrower shall have used all prior Advances for the stated use of proceeds provided in connection with an Advance, unless the use of proceeds has been changed with the writing approval of the Holder.

Section 2(a) of the Loan Note is modified to include the following definitions:

"**Advance**" means the portion of the Commitment Amount requested by the Borrower in the Advance Notice.

"**Advance Date**" means the date the Borrower is in receipt of the funds from the Holder. No Advance Date shall be less than five (5) Business Days after an Advance Notice Date unless otherwise agreed in writing by the Holder.

"**Advance Notice**" means a Written Notice to the Holder setting forth the Advance amount that the Borrower requests from the Holder and the Advance Date, together with a reasonable description of the intended use of proceeds of an Advance to which the Holder reasonably agrees as a proper use.

"**Advance Notice Date**" means shall mean each date the Borrower delivers to the Investor an Advance Notice requesting the Investor to advance funds to the Borrower, subject to the terms of this Loan Note.

"**Commitment Amount**" means the aggregate amount not to exceed One Million Five Hundred Dollars ($1,500,000) which the Holder has agreed to provide to the Borrower, subject to the terms of this Loan Note, in order to fund the operations of the Borrower as specified in the Advance Notice.

"**Commitment Period**" shall mean the period commencing on June 26, 2018 and and expiring on the earliest to occur of: (i) the date on which the Holder shall have made payment of Advances pursuant to this Loan Note in the aggregate amount of the Commitment Amount; (ii) the date that a Change of Control occurs; and (ii) the Maturity Date.

Section 2(b) of the Loan Note is modified to include the following additional definition:

"Advance Limit" .... Section 1(c)

Section 3 of the Loan Note is modified as follows to replace the current Section 3, as previously amended:

3. Maturity Date.

Unless otherwise extended, this Note has a maturity date of December 31, 2020.

Section 4 of the Loan Note is modified as follows to replace the current Section 4(a):

(a) By this Note, the Holder is making a loan of $1,550,000, ***plus*** the sum total of the Advances, to the Borrower, which together will be deemed for all purposes under this Loan Note to be the principle amount due. Borrower agrees to pay the principle amount due hereon on the Maturity Date

IN WITNESS WHEREOF, the Borrower has executed this modification to the Loan Note as of September 30, 2019.

NORRIS INDUSTRIES, INC.

By: _______________________

Name: Patrick Norris
Title: Chief Executive Officer

Agreed and Accepted as of this 30th day of September 2019

JBB Partners

By: _______________________
Name: Patrick Norris
Title: Authorized Signatory for the Partnership